                                                                    EXHIBIT 12.1

                          COOPER STANDARD HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                              PREDECESSOR                    SUCCESSOR
                                             -------------------------------------------   ------------
                                                                              JANUARY 1     DECEMBER 24
                                                                                 TO             TO
                                                YEAR ENDED DECEMBER 31,     DECEMBER 23,   DECEMBER 31,
                                             ----------------------------   ------------   ------------   COMBINED
                                              2000   2001    2002    2003      2004            2004         2004
                                             -----   ----   -----   -----      ----            ----       --------

Earnings (loss) from continuing operations
   before income taxes, adjustment for
   minority interests in consolidated
   subsidiaries and income or loss from
   equity investments                        (5.8)   37.3   109.9    91.6      117.3           (6.3)       111.0
Plus:
   Fixed charges                             80.5    10.8    12.7    11.9        9.1            5.8         15.0
                                             ----    ----   -----   -----      -----           ----        -----
Earnings available for fixed charges         74.7    48.1   122.6   103.5      126.4           (0.5)       126.0
Fixed charges:
   Interest expense                          77.0     5.6     8.1     7.6        4.2            5.8         10.0
   Estimated interest factor for rentals      3.5     5.2     4.6     4.3        4.9            0.0          4.9
                                             ----    ----   -----   -----      -----           ----        -----
Fixed charges                                80.5    10.8    12.7    11.9        9.1            5.8         15.0
Ratio of earnings to fixed charges             --     4.5X    9.7X    8.7X      13.9X            --          8.4X
Deficiency                                     --                                                --